Exhibit 99.1

Contact:	Tricia J. Richardson
Senior Manager, Investor Relations
Novavax, Inc.
1 240-268-2031
Novavax Prices Public Offering of Common Stock
ROCKVILLE, MD (November 20, 2009) — /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) today announced that it has priced an underwritten public offering of 6,800,000 shares of its common stock at a price to the public of $3.30 per share. The approximately $21 million of net proceeds, after deducting the underwriting discounts and commissions, will be used for preclinical studies and clinical trials of our VLP-based vaccines, internal research and development programs, working capital, capital expenditures and other general corporate purposes. The offering is expected to close on or about November 25, 2009, subject to the satisfaction of customary closing conditions.
Piper Jaffray & Co. and Lazard Capital Markets LLC are acting as joint book running managers. The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov or from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling 1-800-747-3924.
The underwriters have been granted an option to purchase up to an additional 1,020,000 shares at any time on or prior to December 8, 2009 to cover over-allotments, if any.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, of the securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Novavax
Novavax, Inc. is a clinical-stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the following: our ability to satisfy all required closing conditions of the offering; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; and other factors referenced herein. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.